Exhibit 10.12

XENIA HOTELS & RESORTS, INC.

DIRECTOR COMPENSATION PROGRAM

This Xenia Hotels & Resorts, Inc. (the “Company”) Director Compensation Program (this “Program”) for non-employee directors of the Company (the “Directors”) shall be effective as of the first date upon which the common stock of the Company (“Common Stock”) is listed on a national securities exchange (the “Effective Date”).

Cash Compensation

Effective as of the Effective Date, annual retainers will be paid in the following amounts to Directors:

Director:	$70,000
Chair of Audit Committee:	$20,000
Chair of Compensation Committee:	$17,500
Chair of Nominating and Governance Committee:	$15,000
Non-Chair Committee Member:	$5,000
Non-Executive Chairman (additional retainer):	$105,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.

Equity Compensation

Listing Grant:	Each Director who is serving at the Effective Date shall, on the Effective Date, be granted shares of Common Stock with a value of $75,000 (the “Listing Grant”).

Initial Grant:	Each Director who is initially elected or appointed to serve on the Board after the Effective Date shall be granted on the effective date of such initial election or appointment shares of Common Stock (the “Initial Grant”) with a value equal to $75,000, provided, that if such initial election or appointment does not occur at an annual meeting of the Company’s stockholders, the value of the Initial Grant shall equal the product of (i) $75,000 multiplied by (ii) a fraction, the numerator of which equals the number of full calendar months from the effective date of such election or appointment through the first anniversary of the most recent annual meeting of the Company’s stockholders (or the Effective Date, if no such annual meeting has yet occurred) and the denominator of which equals twelve.

Annual Grant:	Each Director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders and who is re-elected as a Director at such annual meeting shall, on the date of such annual meeting, be granted Common Stock with a value of $75,000 (the “Annual Grant”).

Each Listing Grant, Initial Grant and Annual Grant shall be fully vested as of the applicable date of grant.

Miscellaneous

For purposes of determining the number of shares subject to each Listing Grant, each Initial Grant and each Annual Grant, (i) in the case of a Listing Grant, the dollar value of such grant shall be divided by the market closing price of a share of the Common Stock on the Effective Date, and (ii) in the case of an Initial Grant or an Annual Grant, the dollar value of such grant shall be divided by the market closing price of a share of the Common Stock on the date of such grant (or, in the event that the date of grant is not a trading day, then on the immediately preceding trading day), in each case rounded up to the nearest whole share of Common Stock.

The grant of any Common Stock under this Program shall be subject to the terms of the applicable Company equity incentive plan under which it is granted and, to the extent determined by the Company, the terms set forth in a written agreement in a form prescribed by the board of directors of the Company (the “Board”) or a committee designated by the Board.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective as of the Effective Date. This Program may be amended, modified or terminated by the Board at any time and from time to time its sole discretion.